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                                                                    Exhibit 10.3




June 15, 2001

Mary Ann Packo
301 West 57th Street, #22-D
New York, NY 10019

        Re:     Severance Agreement

        This letter agreement sets forth the terms and conditions under which you shall be entitled to a severance payment from Jupiter Media Metrix, Inc. (the "Company"). Please sign your name at the end of this letter agreement, which shall evidence your agreement to the terms and conditions contained herein.

        In the event that the Company (or a successor entity) terminates your employment without "Cause" (as defined below) at any time prior to June 15, 2003 or in the event that you terminate your employment for "Good Reason" (as defined below) at any time prior to June 15, 2003, you shall be entitled to receive a severance payment equal to twelve months of your base salary at the rate in effect on the date of termination. The Company (or successor entity) shall pay such severance amount, at its option, either (i) in a lump sum payment within 30 days following the termination of employment or (ii) over the twelve-month severance period (or shorter period) in accordance with the Company's customary pay practices and subject to all required withholding.

        Termination by you for "Good Reason" shall mean your resignation within 60 days of the any of the following events (the "Trigger Events"):

                (i)     a material reduction in your duties and
                        responsibilities;

                (ii) a material reduction in your salary or bonus (except in the event of a broad reduction affecting the salaries or bonuses of all or most of the Company's (or successor entity's) senior executives);

                (iii) a change in your reporting relationship so that you no longer report directly to the chief operating officer, president or chief executive officer of the Company (or successor entity); or

                (iv) a relocation of your primary worksite to a location outside New York City.


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        You agree to give the Company thirty days' written notice and opportunity to cure prior to resigning for "Good Reason."

        "Cause" is defined as (i) your conviction of any felony or crime of moral turpitude; (ii) gross negligence or willful misconduct by you in connection with your position with the Company; or (iii) your willful and material breach of your Confidentiality and Noncompetition Agreement.

        This letter agreement constitutes an integrated, written contract, expressing the entire agreement between us with respect to the subject matter hereof. In this regard, you agree that you are not relying on any promises or representations which do not appear in this letter agreement. We further agree that this letter agreement can be amended or modified only by a written agreement, signed by each of us.


                                            JUPITER MEDIA METRIX, INC.


                                            By: /s/ Tod Johnson
                                                ------------------------------
                                                Name: Tod Johnson
                                                Title: Chief Executive Officer


Agreed to and acknowledged by:


 /s/ Mary Ann Packo
--------------------------
Mary Ann Packo



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